Newport Gold Inc. 1-336 Queen Street S. Mississauga, ON L5M 1M2	NEWS RELEASE 08/2008 OTC: BB Trading Symbol: NWPG

Cadman Resources Inc. Proposes Burnt Basin Property as Qualifying Transaction

September 11, 2008 - Toronto, Ontario - Cadman Resources Inc. (CUZ.P-TSX:V) (the “Company” or “Cadman”) is pleased to announce that the Company has entered into an option agreement dated September 11, 2008 whereby Cadman can earn a 60% interest from Newport Gold Inc. (“Newport”) in Newport’s Burnt Basin property located in the Greenwood Mining District of British Columbia (the “Property”). Newport acquired a 100% interest in the Property from John Carson (“Carson”), of British Columbia, pursuant to an agreement dated July 29, 2002 (the “Underlying Option”). Newport must pay advance royalty payments to Carson pursuant to the Underlying Option. Newport is a Toronto-based exploration company whose shares of common stock are quoted on the NASD’s Over-the-Counter Bulletin Board in the United States (NWPG - OTC.BB). Newport is a company incorporated under the laws of the State of Nevada.

Cadman is dealing at arm’s length to Newport with the meaning of Policy 2.4 Capital Pool Companies of the TSX Venture Exchange (the “Exchange”). Alex Johnston, a director of Cadman, is also a director and control person of Newport but is not a control person of Cadman. Derek Bartlett, Chief Executive Officer, Chief Financial Officer and a director of Cadman, is also President, Chief Executive Officer and a director of Newport. Subject to Exchange acceptance, the option of the Property (the “Option”) will constitute Cadman’s Qualifying Transaction (“QT”) under Exchange Policy 2.4.

Cadman has 60 days to complete its due diligence investigations as to title and environmental condition of the Property. Cadman can earn a 60% interest in the Property by:

(a)
paying to Newport a non-refundable cash deposit of $25,000 on conditional acceptance by the Exchange and a further cash payment of $25,000 on completion of the financing necessary to provide funds for further development of the Property;

(b)
issuing 250,000 common shares to Newport on receipt of final acceptance of the QT by the Exchange, and an additional 250,000 shares on the first, second, third and fourth anniversary of the option agreement, for a total of 1,250,000 shares of Cadman;

(c)	incurring a total of $1,000,000 in exploration expenditures on the Property over five years, in stages as follows:

•	$100,000 on or before September 11, 2009;

•	$150,000 on or before September 11, 2010;

•	$200,000 on or before September 11, 2011;

•	$250,000 on or before September 11, 2012; and

•	$300,000 on or before September 11, 2013.

(a)
The Property is subject to a net smelter return royalty (“NSR”) of 1%. The 1% NSR is payable to the original property owner Carson and requires annual $10,000 advance NSR payments. They began in September, 2003 and $50,000 has been paid to December 31, 2007. This NSR is capped at $250,000. Cadman has agreed to pay the advance NSR payment of $10,000 due on or before September 15th of each year pursuant to the Underlying Option.

Property Description and Exploration Highlights to Date

The Burnt Basin Property comprises 13 claims covering an area of approximately 1970 hectares, located 25 kilometers northeast of Grand Forks in southern British Columbia. It hosts a large number of mineral occurrences including probable Manto-type zinc-lead (+/- silver, copper) mineralization, gold-silver quartz veins, and auriferous massive pyrrhotite-pyrite mineralization. Most of the mineral occurrences are untested by drilling.

Newport completed exploration programs on the Property during 2006 and 2007, including detailed prospecting and rock sampling, soil geochemistry, airborne and ground geophysics and limited excavator trenching. All of the historically documented areas of mineralization were ground located during the recent work programs and were assessed and prioritised for follow-up testing.

Numerous areas of zinc(Zn)-lead(Pb) (+/- silver(Ag), copper(Cu)) mineralization occur within a 1.5 kilometer long, east-west trending zone in the central part of the Property. This area includes abundant historic workings, the more significant of which are the Eva Bell Production Pit, Upper Eva Bell, Halifax and Hastings, and is a high priority for further work. Soil geochemistry, a ground magnetometer survey, airborne geophysics (mag, EM) and excavator trenching were completed in this area, as part of the 2007 work program. A large strong zinc-lead-copper soil anomaly was defined, which ranges from 150 to 300 meters in width, and exceeds 1 kilometer in length. A strong airborne EM (AeroTEM II) conductor occurs north of the Halifax showing.

At the Eva Bell Production Pit, massive fine-grained sphalerite-magnetite-galena is exposed in the wall of an open cut, from which 1550 tonnes averaging 6.3% Zn, 4% Pb and 89 grams per tonne (g/t) Ag was produced during the 1970’s. Minor drilling from the same time period reportedly intercepted mineralization with a true width of 5 meters. One hole was reported to assay 7.3% Zn, 4.8% Pb and 92.5 g/t Ag and over the true width, while a second returned 8.8% Zn, 5.4% Pb and 139 g/t Ag over the 5 meter true width.

Trenching in 2007 at the Upper Eva Bell showing, 300 meters to the northwest of the Eva Bell Production Pit, returned results including 2.5 meters grading 13.7% Zn, 2.9% Pb, 2.5% Cu and 460 g/t Ag and 3.0 meters grading 8.9% Zn, 1.5% Pb, 2.1% Cu and 383 g/t Ag across one zone of mineralization, and 5.0 meters grading 3.9% Zn, 0.2% Pb and 12.5 g/t Ag, from a separate zone.

The Halifax showing, 800 meters west of the Eva Bell Production Pit, was also tested by trenching during 2007. Multiple, parallel zones of semi-massive to massive magnetite-sphalerite (+/- galena) were exposed over a strike length of 110 meters. Significant results across the width of the exposed mineralization included 4.7 meters grading 6.5% Zn, 1.9% Pb, 44.1 g/t Ag and 7.0 meters grading 2.3% Zn, 1.7% Pb and 41.7 g/t Ag.

Grab samples from a 1-1.5 meter thick zone of massive magnetite-sphalerite at the Hastings showing, 550 meters south of the Halifax, returned high grade zinc values, including 32.3% Zn, 17.9% Zn and 8.0% Zn.

Further work, including drill testing, is needed at each of these occurrences. Numerous other areas of zinc-lead mineralization are known on the Property which also require follow-up.

Gold showings on the Property include both auriferous quartz veins, such as the Motherlode and Contact veins, and gold-bearing massive pyrrhotite-pyrite mineralization at the Molly Gibson showing. Numerous select grab samples from the Molly Gibson returned values ranging from 10 - 29.5 g/t Au. Good gold values were also returned from the Contact quartz vein, including 59.0 g/t gold (Au) and 74.9 g/t Ag in one sample and 67.4 g/t Au and 27.9 g/t Ag in a second sample. A 0.4 meter chip sample across the Contact vein returned 15.8 g/t Au and 68.1 g/t Ag. Although Newport’s work to date indicates that the known gold zones on the Property tend to be narrow and discontinuous, in light of the important Jumping Josephine gold discovery on the adjoining mineral property, these targets should not be prematurely discounted.

In addition to the above known zones of mineralization, three new areas of mineralization were discovered on the Property during 2007, the Gold Knoll, Unexpected and Ajax showings. At the Gold Knoll, results of 43.1 g/t Au and 42.8 g/t Au were returned from grab samples of narrow quartz veins. At the Unexpected showing, results of 34.0 g/t Au (from narrow quartz veins) and 51.5% Pb (from massive galena) were obtained and at the Ajax showing, values of 15.4% Zn and 5.3% Zn were returned from grab samples of massive sphalerite-magnetite in outcrop. Each of these showings is untested by trenching or drilling.

A two-phase approximately $1 million work program is recommended for the Property. The recommended Phase 1 program ($265,000) includes additional excavator trenching in the Eva Bell - Halifax area, as well as diamond drilling to test the AeroTEM anomaly north of the Halifax showing, and preliminary drilling at Halifax and Eva Bell-Upper Eva Bell showings. Additional ground geophysics (IP, MaxMin EM) is also recommended in the Eva Bell - Halifax area, to determine whether these methods could aid in defining targets for drill testing. Phase 2 ($700,000) is in part contingent on the results of the Phase 1 program and includes additional soil geochemistry, to extend the 2007 survey coverage, as well as geological mapping, trenching, diamond drilling and possible geophysics. Cadman will act as operator for all exploration programs on the Property.

All current directors and officers of Cadman will remain in office on completion of the QT, and Cadman expects to add an additional director with technical credentials to its Board prior to completion of the QT.
Cadman has insufficient working capital to complete the first year’s requirement of the recommended work program. An equity financing to raise gross proceeds of up to $800,000.00 is required to fund the first year’s expenditure by the Company.

The proposed QT is an arm’s length transaction, and accordingly is not subject to shareholder approval. A Filing Statement will be prepared and filed on SEDAR in accordance with Exchange Policy 2.4.

Completion of the transaction is subject to a number of conditions, including but not limited to Exchange acceptance and if applicable pursuant to Exchange policy requirements, majority of the minority shareholder approval. Where applicable, the transaction cannot close until the required shareholder approval is obtained. There can be no assurance that the transaction will complete as proposed or at all.

Investors are cautioned that, except as disclosed in the management information circular or filing statement to be prepared in connection with the transaction, any information released or received with respect to the transaction may not be accurate or complete and should not be relied upon. Trading in the securities of a capital pool should be considered highly speculative.

The TSX Venture Exchange Inc. has in no way passed upon the merits of the proposed transaction and has neither approved nor disapproved the contents of this press release.

For further information, please contact Derek Bartlett, President, at:

Telephone:	905-542-4990
Facsimile:	905-542-3718
E-mail:	derek@newportgold.com

The SEC does not accept responsibility for the accuracy or adequacy of this release.